Exhibit 11.1

Independent Auditor’s Consent

We consent to the inclusion in this Offering Statement of Fig Publishing, Inc. (the “Company”) on Form 1-A of our report dated May 29, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the consolidated financial statements of Fig Publishing, Inc. and Subsidiaries as of September 30, 2019 and for the year then ended, which report appears in the Offering Circular, which is part of this Offering Statement.

/s/ Lear & Pannepacker, LLP

Lear & Pannepacker, LLP
Princeton, New Jersey
August 27, 2020